EXHIBIT 99.1

Perceptron Issues Statement on Shareholder Filing

PLYMOUTH, Mich., March 17, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a global leader in advanced metrology technology, today issued the following statement in response to the 13-D/A filed by Moab Capital Partners on March 15, 2016, with the Securities and Exchange Commission.

W. Richard Marz, Chairman, President and Chief Executive Officer, said, “Perceptron’s board of directors and management have moved aggressively in recent weeks on steps to improve shareholder value. We remain committed to Perceptron’s business diversification strategy, but also are increasing the focus on profitability and cash flow metrics, including a recently announced financial improvement plan, which should generate approximately $4.5 million in annual pre-tax savings going forward. Our strategy is backed by strong technology, a global footprint, world class customers and a talented, committed workforce with a focus on introducing new products, leveraging our newly acquired position in the Coordinate Measuring Machine market and moving into industries with exciting growth profiles.

“Our board welcomes constructive input from shareholders toward our mutual goal of enhancing shareholder value.  After we announced the financial improvement plan, we traveled to meet with a number of our larger holders to review the business strategy, discuss the plan and ask for input.  Moab was one of the holders with whom we met. In that meeting, the Moab representatives reiterated their interest in working collaboratively with Perceptron’s board and management to achieve our shared objectives. Moab also indicated they would provide us with the action steps they would recommend,” Marz noted.

“Instead, Moab chose to go public with their filing. Notwithstanding the filing, we remain committed to working collaboratively with all of our shareholders, maintaining an open door and engaging in constructive dialogue. Now that we have implemented the management changes and financial improvement plan, the board is acting on plans developed last year to begin rotating new members onto the board. In fact, when considering the filing received on March 15, the board emphasized that shareholder recommendations for potential new board candidates would be welcomed and included in the vetting processes,” Marz commented.

In closing, Marz said, “Perceptron remains focused on driving value for all of our shareholders. We believe Perceptron is on the right path to achieve sustained revenue growth over the longer-term and see that performance lead to improved total shareholder value. That said, we also recognize that we need to focus on the near- to mid-term expense issues even while we are striving for sustained longer-term returns.”

About Perceptron®
Perceptron, Inc. (NASDAQ:PRCP), supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2016, and future results, cost savings from its financial improvement plan, operating data, new order bookings, revenue, expenses, income and backlog levels, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products and expansion into new industry sectors and geographies.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with effectively controlling operating expenses, including failure to achieve anticipated cost savings from the financial improvement plan and other cost reduction initiatives or to reduce costs to the level originally anticipated to avoid disruptions to our operations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges, and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2015.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Contact:
Heather Wietzel, 616-233-0500
Lambert, Edwards & Associates
investors@perceptron.com